                                                                 Execution Copy
                                                                 --------------



================================================================================








                              AMENDED AND RESTATED




                          AGREEMENT AND PLAN OF MERGER




                                     AMONG




                        WALLACE COMPUTER SERVICES, INC.,




                          GREENWICH ACQUISITION CORP.,



                                      AND



                            GRAPHIC INDUSTRIES, INC.



                          DATED AS OF OCTOBER 12, 1997



================================================================================

                               TABLE OF CONTENTS
                               -----------------
                                                                        Page





                                  ARTICLE I

                                  The Offer

SECTION 1.01.    The Offer                                                  2
SECTION 1.02.    Company Actions                                            4


                                  ARTICLE II

                                  The Merger

SECTION 2.01.    The Merger                                                 6
SECTION 2.02.    Closing                                                    6
SECTION 2.03.    Effective Time                                             6
SECTION 2.04.    Effects of the Merger                                      6
SECTION 2.05.    Articles of Incorporation and By-laws                      6
SECTION 2.06.    Directors                                                  7
SECTION 2.07.    Officers                                                   7
SECTION 2.08.    Option to Consummate Acquisition Solely Through Merger     7




                                 ARTICLE III


               Effect of the Merger on the Capital Stock of the
              Constituet Corporations; Exchange of Certificates

SECTION 3.01.    Effect on Capital Stock                                    7
                  (a)  Capital Stock of Sub                                 7
                  (b)  Cancellation of Treasury Stock and Parent
                       Owned Stock                                          7
                  (c)  Conversion of Shares and Class B Shares              8
                  (d)  Shares of Dissenting Stockholders                    8
SECTION 3.02.  Exchange of Certificates                                     8
                  (a)  Paying Agent                                         8
                  (b)  Exchange Procedure                                   9
                  (c)  No Further Ownership Rights in Shares
                       or Class B Shares                                   10
                  (d)  Termination of Payment Fund                         10
                  (e)  No Liability                                        10



                                  ARTICLE IV

                Representations and Warranties of the Company
SECTION 4.01.  Organization                                                 11
SECTION 4.02.  Subsidiaries                                                 11
SECTION 4.03.  Capitalization                                               11
SECTION 4.04.  Authority                                                    12
SECTION 4.05.  Consents and Approvals; No Violations                        12
SECTION 4.06.  SEC Reports and Financial Statements                         13
SECTION 4.07.  Absence of Certain Changes or Events                         14
SECTION 4.08.  No Undisclosed Liabilities                                   15
SECTION 4.09.  Information Supplied                                         15
SECTION 4.10.  Benefit Plans; Employees and Employment
               Practices                                                    16
SECTION 4.11.  Contracts; Indebtedness                                      19
SECTION 4.12.  Litigation                                                   19
SECTION 4.13.  Compliance with Applicable Law                               20
SECTION 4.14.  Tax Matters                                                  20
SECTION 4.15.  State Takeover Statutes; Charter Provisions                  22
SECTION 4.16.  Environmental Matters                                        22
SECTION 4.17.  Intellectual Property                                        23
SECTION 4.18.  Brokers; Schedule of Fees and Expenses                       24
SECTION 4.19.  Opinion of Financial Advisor                                 24



                                   ARTICLE V

               Representations and Warranties of Parent and Sub

SECTION 5.01.  Organization                                                 25
SECTION 5.02.  Authority                                                    25
SECTION 5.03.  Consents and Approvals; No Violations                        25
SECTION 5.04.  Information Supplied                                         26
SECTION 5.05.  Interim Operations of Sub                                    26
SECTION 5.06.  Brokers                                                      26


                                  ARTICLE VI

                                  Covenants

SECTION 6.01.  Covenants of the Company                                     26

                  (a)  Ordinary Course                                      26
                  (b)  Dividends; Changes in Stock                          27
                  (c)  Issuance of Securities                               27
                  (d)  Governing Documents                                  27
                  (e)  No Acquisitions                                      27
                  (f)  No Dispositions                                      28
                  (g)  Indebtedness                                         28
                  (h)  Advice of Changes; Filings                           28
                  (i)  Tax Matters                                          28
                  (j)  Capital Expenditures                                 29


                  (k)  Discharge of Liabilities                             29
                  (l)  Benefit Plans                                        29
                  (m)  Compensation                                         29
                  (n)  Material Contracts                                   29
                  (o)  General                                              30
SECTION 6.02.     No Solicitation                                           30
SECTION 6.03.     Third Party Standstill Agreements                         32
SECTION 6.04.     Other Actions                                             32
SECTION 6.05.     Certain Waivers and Consents                              32
SECTION 6.06.     Information Relating to Certain
                  Benefit Plans                                             32
SECTION 6.07.     Certain Deliveries                                        33


                                 ARTICLE VII

                            Additional Agreements


SECTION 7.01.     Stockholder Approval; Preparation of Proxy
                  Statement                                                 33
SECTION 7.02.     Access to Information                                     34
SECTION 7.03.     Reasonable Best Efforts                                   35
SECTION 7.04.     Directors                                                 35
SECTION 7.05.     Fees and Expenses                                         36
SECTION 7.06.     Indemnification; Insurance                                37
SECTION 7.07.     Certain Litigation                                        37
SECTION 7.08.     Stock-Based Compensation                                  38
SECTION 7.09.     Allocation of Shares Under Qualified Plans                38


                                 ARTICLE VIII

                                  Conditions


SECTION 8.01.     Conditions to Each Party's Obligation To
                  Effect the Merger                                          39
                  (a)  Company Stockholder Approval                          39
                  (b)  No Injunctions or Restraints                          39
                  (c)  Purchase of Shares                                    39
SECTION 8.02.     Conditions to Each Party's Obligation to Effect
                  the Merger Upon Exercise of the Merger Option              39
                  (a)  Company Stockholder Approval                          39
                  (b)  No Injunctions or Restraints                          39
                  (c)  Performance of Obligations; Representations
                       and Warranties                                        39
                  (d)  HSR Period                                            40



                                  ARTICLE IX

                          Termination and Amendment

SECTION 9.01.     Termination                                                40
SECTION 9.02.     Effect of Termination                                      41


SECTION 9.03.     Amendment                                                 41
SECTION 9.04.     Extension; Waiver                                         42




                                  ARTICLE X

                                Miscellaneous



SECTION 10.01.    Nonsurvival of Representations, Warranties
                  and Agreements                                            42
SECTION 10.02.    Notices                                                   42
SECTION 10.03.    Interpretation                                            43
SECTION 10.04.    Counterparts                                              44
SECTION 10.05.    Entire Agreement; No Third Party
                  Beneficiaries                                             44
SECTION 10.06.    Governing Law                                             44
SECTION 10.07.    Publicity                                                 44
SECTION 10.08.    Assignment                                                44
SECTION 10.09.    Merger of the Company into Sub                            45
SECTION 10.10.    Enforcement                                               45

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER



     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 12, 1997, among WALLACE COMPUTER SERVICES, INC., a Delaware corporation ("Parent"), GREENWICH ACQUISITION CORP., a Georgia corporation and a wholly owned subsidiary of Parent ("Sub"), and GRAPHIC INDUSTRIES, INC., a Georgia corporation (the "Company").


                              W I T N E S S E T H:

     WHEREAS, Parent, Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of September 28, 1997 (the "Original Merger Agreement");

     WHEREAS, pursuant to the Original Merger Agreement, on October 3, 1997 Sub commenced a tender offer (the "Existing Offer") to purchase the shares of Common Stock, par value $.10 per share, of the Company (the "Company Common Stock"; the shares of Company Common Stock being hereinafter referred to as the "Shares") at a purchase price of $18.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Original Merger Agreement, in furtherance of the acquisition of the Company by Parent;

     WHEREAS, Parent, Sub and the Company wish to amend the Original Merger Agreement to provide for the amendment of the offer price to be paid for the Shares in Sub's tender offer and the consideration to be paid for the Shares and the Class B Shares (as defined below) in the Merger (as defined below) and to make certain other amendments to the Original Merger Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to amend the Existing Offer (as so amended and as it may be further amended from time to time as permitted under this Agreement, the "Offer") to increase the purchase price for the Shares to $21.75 per share (such amount, or any higher price that may be paid for each Share in the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger and recommending that holders of Shares accept the Offer and that the Company's stockholders approve and adopt this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each of the Shares and each share of Class B Common Stock, par value $.10 per share, of the Company (the "Class B Common Stock"; the shares of Class B Common Stock being hereinafter referred to as the "Class B Shares"), other than the Shares and Class B Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the Offer Price;

     WHEREAS, the Board of Directors of the Company has approved the terms of the Amended and Restated Stockholder Agreement (the "Stockholder Agreement") to be entered into by Parent, Sub and Mark C. Pope III, as a stockholder of the Company, concurrently with the execution of this Agreement as an inducement to Parent to enter into this Agreement, which Amended and Restated Stockholder Agreement supersedes the Stockholder Agreement dated as of September 28, 1997 among such parties (the "Original Stockholder Agreement"); and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                   ARTICLE I

                                   The Offer
                                   --------

     SECTION 1.01. The Offer.  (a)  Subject to the provisions of this
Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, amend the Existing Offer to reflect the Offer Price and to make such other amendments as are necessary to conform the Existing Offer to this Agreement. The obligation of Sub to, and of Parent to cause Sub to, amend the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") and to the terms and conditions of this Agreement, including the Merger Option (as defined herein) (any of which may be waived in whole or in part by Sub in its sole discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit A) without the consent of the Company). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Parent and Sub agree that if at any scheduled expiration date of the Offer, the Minimum Condition or the HSR Condition (as defined in Exhibit A) shall not have been satisfied and none of the conditions set forth in paragraphs (a), (b), (c), (d), (e), (f), (g) or (h) of Exhibit A shall exist, at therequest of the Company (confirmed in writing), Sub shall extend the Offer from time to time, subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) On the date of amendment of the Existing Offer, Parent and Sub shall file with the SEC an amendment (the "14D-1 Amendment") to its Tender Offer Statement on Schedule 14D-1 dated as of October 3, 1997 (as amended from time to time, the "Schedule 14D-1") with respect to the Offer, which shall contain such amendments and supplements to the offer to purchase and a related letter of transmittal and summary advertisement as Parent, in its reasonable judgment, shall deem necessary (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable Federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and

Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to any such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, duly and unanimously adopted resolutions approving and adopting this Agreement, approving the Offer, the Merger and the Stockholder Agreement, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders approve this Agreement and the Merger. The Company represents and warrants that its Board of Directors has received the opinion of Interstate/Johnson Lane Corporation that the proposed consideration to be received by holders of Shares pursuant to the Offer, and by holders of Shares and Class B Shares pursuant to the Merger, is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion will be promptly delivered by the Company to Parent. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

     (b) On the date the 14D-1 Amendment is filed with the SEC, the Company shall file with the SEC an amendment to its Solicitation/ Recommendation Statement on Schedule 14D-9 dated as of October 3, 1997 with respect to the Existing Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) (subject to the right of the Board of Directors of the Company to withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement as set forth in Section 6.02(b)), and the Company shall cause to be disseminated the Schedule 14D-9 to holders of Shares as and to the extent required by applicable Federal securities laws. Each of the

Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to any such comments.

     (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares and Class B Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of Shares, Class B Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

     (d) The Company shall transmit to each holder of Class B Shares contemporaneously with the transmission of the Offer Documents to the holders of Shares (i) the Offer Documents, (ii) a letter stating that holders of Class B Shares who wish to participate in the Offer must request the conversion of their Class B Shares into Shares pursuant to the Amended and Restated Articles of Incorporation of the Company and (iii) a form of conversion request, which conversion request shall provide that a holder of Class B Shares requests conversion thereof simultaneous with Sub's first acceptance for payment of Shares pursuant to the

Offer, and that the Shares received upon such conversion shall be deemed validly tendered pursuant to the Offer.


                                   ARTICLE II

                                   The Merger



     SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the "GBCC"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the GBCC.

     SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the GBCC and shall make all other filings or recordings required under the GBCC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Georgia, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.

     SECTION 2.05. Articles of Incorporation and By-laws. (a) The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article V of such Amended and Restated Articles of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock that the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.10 per share. Any references to Class B Common Stock, Class B Stock or Preferred Stock contained in any other Article hereof shall be disregarded." Such Amended and Restated Articles of Incorporation, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.


     SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.08. Option to Consummate Acquisition Solely Through Merger. Notwithstanding anything to the contrary contained in this Agreement, Parent may, at its option and upon written notice to the Company, elect to terminate the Offer and seek to acquire the Company solely by means of the Merger (the "Merger Option"). If Parent elects to exercise the Merger Option, the Merger shall be subject to the conditions set forth in Section 8.02 hereof (instead of Section 8.01 hereof). Upon Parent's election of the Merger Option, the Company shall promptly take the actions described in Section 7.01 with respect to obtaining the Company Stockholder Approval. To the extent deemed necessary by Parent in connection with the exercise of the Merger Option, the Company shall enter into an amendment and restatement of this Agreement with Parent and Sub.


                                  ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

     SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or Class B Shares or any shares of capital stock of Sub:

           (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.10 per share, of the Surviving Corporation.

           (b) Cancellation of Treasury Stock and Parent Owned Stock. Each Share and Class B Share that is owned by the Company or by any subsidiary of the Company and each Share and Class B Share that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

           (c) Conversion of Shares and Class B Shares. Subject to Section 3.01(d), each Share and Class B Share issued and outstanding (other than Shares and Class B Shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares and Class B Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares or Class B Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

           (d)  Shares of Dissenting Stockholders.
      Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares or Class B Shares held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of GBCC concerning the right of holders of Shares and/or Class B Shares to dissent from the Merger and require appraisal of their Shares and/or Class B Shares ("Dissenting Shares") shall not be converted as described in Section 3.01(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the GBCC. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the GBCC, his Shares and/or Class B Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares or Class B Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the

Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares or Class B Shares as part of the Merger pursuant to Section 3.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

        (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares or Class B Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify)

      and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares or Class B Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares or Class B Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
      Section 3.02, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares or Class B Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent, Sub, the Surviving Corporation, the Company or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Class B Shares such amounts as Parent, Sub, the Surviving Corporation, the Company or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation, the Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Class B Shares in respect of which such deduction or withholding was made by Parent, Sub, the Surviving Corporation, the Company or the Paying Agent.

        (c) No Further Ownership Rights in Shares or Class B Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this
Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares and Class B Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares and the Class B Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

        (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares or Class B Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares or Class B Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

        (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                   ARTICLE IV

                 Representations and Warranties of the Company

     The Company represents and warrants to Parent and Sub as follows:

        SECTION 4.01. Organization. The Company and each of its subsidiaries (as defined in Section 10.03) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect (as defined in Section 10.03) on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has delivered to Parent complete and correct copies of its Amended and Restated Articles of Incorporation and By-laws and the articles of incorporation and by-laws (or similar organizational documents) of its subsidiaries.

        SECTION 4.02. Subsidiaries. Item 4.02 of the letter from the Company to Parent dated as of September 28, 1997, which letter relates to the Original Merger Agreement and is designated therein as the Company Disclosure Letter (the "Company Letter") lists each subsidiary of the Company. Except as set forth in
Item 4.02 of the Company Letter, all the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Item 4.02 of the Company Letter and except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

        SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares, 10,000,000 Class B Shares and 500,000 shares of Preferred Stock, no par value per share. At the close of business on September 26, 1997, (i) 8,086,951 Shares were issued and outstanding, (ii) 83,287 Shares were held by the Company in its treasury, (iii) 1,506,163 Shares were reserved for issuance upon exercise of options to purchase Shares ("Company Stock Options") issued pursuant to the

Company's stock option plans, (iv) 307,374 shares were reserved for issuance under the Company's Associate Stock Purchase Plan and 477,786 shares were reserved for issuance under the Company's 1992 Stock Award Plan, (v) 1,190,954 Shares were reserved for issuance upon conversion of the Company's 7% Convertible Subordinated Debentures due May 15, 2006 (the "Convertible Debentures"), (vi) 4,518,817 Class B Shares were issued and outstanding and
(vii) no Class B Shares were held by the Company in its treasury. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.


     SECTION 4.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the holders of a majority of the combined voting power of the Shares and the Class B Shares (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     SECTION 4.05. Consents and Approvals; No Violations. Except as set forth in Item 4.05 of the Company Letter, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the SEC of the Schedule 14D-9 and a proxy statement relating to any required Company Stockholder Approval (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the GBCC, the laws of other states in which the Company is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Amended and Restated Articles of Incorporation or By-laws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

        SECTION 4.06. SEC Reports and Financial Statements. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since February 1, 1994, under the Exchange Act or the Securities Act of 1933 (the

"Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 4.07) (a copy of which has been made available to Parent prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents") or in Item 4.07 of the Company Letter, since February 1, 1997, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change with respect to the Company,
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends not in excess of $.07 per Share and $.05 per Class B Share with usual record and payment dates and in accordance with the Company's present dividend policy) or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of September 26, 1997, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of September 26, 1997, or (z) except employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company,
(vi) any revaluation by the Company of any of its material assets or (vii) any material change in accounting methods, principles or practices by the Company.

        SECTION 4.08. No Undisclosed Liabilities. Except as and to the extent set forth in Item 4.08 of the Company Letter or in the Company's Annual Report to Shareholders for the fiscal year ended January 31, 1997, as of January 31, 1997, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since January 31, 1997, except as and to the extent set forth in Item 4.08 of the Company Letter or in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a material adverse effect on the Company.

        SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 7.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     SECTION 4.10. Benefit Plans; Employees and Employment Practices. (a) Except as disclosed in the Company Filed SEC Documents or Item 4.10(a) of the Company Letter, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect (including any increase or improvements in benefits or coverage) by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit, excess supplemental executive compensation, employee stock purchase, stock appreciation, restricted stock or other material employee benefit plan, policy, arrangement or understanding (whether or not in writing) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"); provided that, with respect to any Benefit Plans sponsored by a subsidiary of the Company, the foregoing representation is limited to the actual knowledge of the Company. Except as disclosed in Item 4.10(a) of the Company Letter, there exist no employment, consulting, severance, termination or indemnification agreements, or any other similar arrangements or understandings (whether or not in writing) between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

     (b) Item 4.10(b) of the Company Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA) and all other Benefit Plans maintained, sponsored or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of such subsidiaries (the "Subject Benefit Plans"); provided that, with respect to any Subject Benefit Plans sponsored by a subsidiary of the Company
("Subsidiary Subject Benefit Plans"), the foregoing representation is limited to the actual knowledge of the Company.

The Company has delivered to Parent true, complete and correct copies of
(i) each Subject Benefit Plan listed in Item 4.10(b) of the Company Letter, including any amendments thereto (or, in the case of any unwritten Subject Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service with respect to each such Subject Benefit Plan (if any such report was required), (iii) if applicable, the most recent actuarial report with respect to each such Subject Benefit Plan, (iv) the most recent summary plan description (and a summary of material modifications, if applicable) for each such Subject Benefit Plan, (v) if applicable, the most recent determination letter issued by the Internal Revenue Service with respect to each such Subject Benefit Plan and (vi) if applicable, each trust agreement and group annuity contract relating to each such Subject Benefit Plan. Any Benefit Plan that is not a Subject Benefit Plan is either required by and maintained in accordance with applicable local law or is immaterial to the applicable subsidiary.

     (c) Except as disclosed in Item 4.10(c) of the Company Letter, all Pension Plans listed in Item 4.10(b) of the Company Letter which are intended to be tax-qualified have been timely amended to comply with ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), including changes required by the Unemployment Compensation Amendments of 1992 and the Omnibus Budget Reconciliation Act of 1993, and determination letters in respect of such Pension Plans have been received from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. With respect to any Pension Plan maintained by a subsidiary of the Company, the representation set forth in the preceding sentence is limited to the actual knowledge of the Company.

     (d) Except as disclosed in Item 4.10(d) of the Company Letter, each Benefit Plan has been administered in all material respects in conformity with its terms and the applicable requirements of ERISA and the Code and other applicable laws; and all contributions required to be made have been made in accordance with the provisions of each such Benefit Plan and with ERISA and the Code and other applicable laws.

     (e) Except as disclosed in on Item 4.10(e) of the Company Letter, none of the Company or any of its subsidiaries, or any other person or entity that, together with the Company, is
                                     -17-
treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, currently maintains or has maintained, or has or had any obligation to contribute to, during the five-year period preceding the date hereof any "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or has incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation that has not been fully paid as of the date hereof. None of the Company, any officer of the Company, any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or, to the knowledge of the Company, any trustee or administrator thereof or any subsidiary of the company (or officer thereof), has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any liability or civil penalty under Section 502(i) or (1) of ERISA.

     (f) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 4.10(f) of the Company Letter, (i) no such Benefit Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 607 of ERISA, complies with the applicable requirements of part 6 of Title I of ERISA, (iii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 706 of ERISA, complies with the applicable requirements of part 7 of Title I of ERISA and (iv) except as disclosed on Item 4.10(f) of the Company Letter, each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Offer.


     (g) Except as disclosed on Item 4.10(g) of the Company Letter, with respect to each Benefit Plan, all material reports and information required to be filed with the U.S. Department of Labor, the Internal Revenue Service or each Benefit Plan participant have been timely filed.

     (h) There is no dispute, arbitration, claim, suit or grievance, pending or threatened, involving a Benefit Plan (other than routine claims for benefits payable under any such plan), and, to the knowledge of the Company, there is no basis for such a claim.

     (i) Item 4.10(i) of the Company Letter sets forth the names of all current officers and directors of the Company and all employees of the Company whose compensation is in excess of $80,000 per year, together with each employee's current salary, most recent bonus (excluding sales bonuses), date of birth and date of employment.

     (j) Except as disclosed in Item 4.10(j) of the Company Letter, there are no material controversies, strikes, work stoppages or disputes pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any current or former employees, no labor union or other collective bargaining unit represents or has ever represented any employee of the Company or any of its subsidiaries and no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any employee. A true, complete and correct copy of any applicable collective bargaining agreement has been provided to Parent, and the Company and its subsidiaries are in compliance in all material respects with the terms thereof.

     SECTION 4.11.  Contracts; Indebtedness.  (a)  Except as disclosed in Item
4.11 of the Company Letter or in the Company Filed SEC Documents, there are no contracts or agreements that are material to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to result in a material adverse effect on the Company.

     (b) Item 4.11 of the Company Letter sets forth (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness of the Company or any of its subsidiaries in a principal amount in excess of $250,000 is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder as of August 31, 1997.

     SECTION 4.12. Litigation. Except as disclosed in Item 4.12 of the Company Letter or in the Company Filed SEC Documents, as of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in Item 4.12 of the Company Letter or in the Company Filed SEC

Documents, as of the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

     SECTION 4.13. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in the Company Letter or in the Company Filed SEC Documents, to the knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. To the knowledge of the Company, except as set forth in the Company Filed SEC Documents, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

     SECTION 4.14. Tax Matters. Except as set forth in Item 4.14 of the Company Letter:

     (a) The Company and each of its subsidiaries has filed all Federal income tax returns and reports and all other material tax returns and reports required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes (as defined below) shown as due on such returns and reports and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

     (b) No material tax return of the Company or any of its subsidiaries is under audit or, to the knowledge of the Company, examination by any taxing authority. Each material deficiency resulting from any audit or examination relating to taxes of the Company or any of its subsidiaries by any taxing authority has been paid.
No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The

Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through the taxable year ended January 31, 1994.

     (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

     (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

     (e) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority), in all cases other than this Agreement.

     (f) None of the Company or any of its subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign tax law.

     (g) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any contract, plan, program, arrangement or understanding currently in effect.

     (h) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) by any Person who, with respect to the Company or any of its affiliates, is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect will be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code) as a result of any of the transactions contemplated by this Agreement.

     (i) No taxes will be required to be withheld under Section 1445, and no sales taxes, transfer, real property transfer or gains taxes, or similar taxes will be imposed as a result of the transactions contemplated by this Agreement.

     (j) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, use, excise, employment, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest and penalties, and "tax return" shall include any return, report or similar statement required to be filed with respect to any tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

     SECTION 4.15. State Takeover Statutes; Charter Provisions. Section 14-2-1111 of the GBCC is inapplicable to the Offer, the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement. The action of the Board of Directors of the Company in approving and adopting this Agreement and approving the Offer, the Merger and the Stockholder Agreement is sufficient (i) to render inapplicable to the Offer, the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement the supermajority voting provisions of Article VII of the Company's Amended and Restated Articles of Incorporation and (ii) to comply with the provisions of
Section 14-2-1132 of the GBCC. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, the Stockholder Agreement or any of the transactions contemplated by this Agreement or the Stockholder Agreement.

     SECTION 4.16.  Environmental Matters.  (a) Except as set forth in Item
4.16 of the Company Letter, neither the Company nor any of its subsidiaries has
(i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of its subsidiaries' properties or any other property but arising from the Company's or any of its subsidiaries' properties, other than in a manner that could not reasonably be expected to result in a material adverse effect on the Company, or (iii) received any written notice
(A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on, under or emanating from any of the Company's or any of its subsidiaries' properties or any other properties (collectively, "Environmental Laws") that has not been resolved or settled with the relevant Governmental Entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties,
(D) alleging noncompliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, except in each case for the notices set forth in Item 4.16 of the Company Letter. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law.

     (b) Except as set forth in Item 4.16 of the Company Letter, no Environmental Law imposes any obligation upon the Company or its subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement or the Stockholder Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, except where any failure to notify or place any notice would not reasonably be expected to result in a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. No Lien has been placed upon any of the Company's or its subsidiaries' properties under any Environmental Law.

     (c) Except as set forth in the Item 4.16 of the Company Letter, none of the Company or any of its subsidiaries owns, operates or leases any facility qualifying as an industrial establishment under the New Jersey Industrial Site Recovery Act.

     SECTION 4.17. Intellectual Property. The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Item
4.17 of the Company Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Except as set forth in Item 4.17 of the Company Letter, no claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right so as to materially adversely affect any of the Company's material Intellectual Property Rights, and the Company is not aware of any basis for any such claims. To the knowledge of the Company, except as set forth in Item 4.17 of the Company Letter, no person is infringing the rights of the Company or any of its subsidiaries with respect to any material Intellectual Property Right so as to materially adversely affect such Intellectual Property Right.

     SECTION 4.18. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Interstate/Johnson Lane Corporation and R. J. Wareham & Company, Incorporated, the fees and expenses of which will be paid by the Company (and as reflected in agreements between Interstate/Johnson Lane Corporation and the Company and R.
J. Wareham & Company, Incorporated and the Company, copies of which have been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel and the legal counsel for its financial advisor) are set forth in Item
4.18 of the Company Letter.

     SECTION 4.19. Opinion of Financial Advisor. The Company has received the opinion of Interstate/Johnson Lane Corporation, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

                                   ARTICLE V

                         Representations and Warranties
                               of Parent and Sub

     Parent and Sub represent and warrant to the Company as follows:

     SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

     SECTION 5.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms.

     SECTION 5.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Offer Documents), the HSR Act, the GBCC, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger.

     SECTION 5.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     SECTION 5.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 5.06. Brokers. No broker, investment banker, financial advisor or other person, other than Smith Barney Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.



                                   ARTICLE VI

                                   Covenants

     SECTION 6.01. Covenants of the Company. Until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or except to the extent that Parent shall otherwise consent in writing):

     (a) Ordinary Course. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

     (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than regular quarterly cash dividends not in excess of $.07 per Share or $.05 per Class B Share with usual record and payment dates and in accordance with the Company's present dividend policy), except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

     (c) Issuance of Securities. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of Shares upon the exercise of stock options pursuant to Stock-Based Compensation Plans outstanding on the date of this Agreement and in accordance with the terms of such stock options, (ii) the issuance of Shares upon the conversion of Class B Shares, and (iii) the issuance of Shares upon the conversion of any Convertible Debentures.

     (d) Governing Documents. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its articles of incorporation or by-laws (or similar organizational documents).

     (e) No Acquisitions. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets having a purchase price in excess of $1,000,000, individually, or $5,000,000, in the aggregate, except purchases of inventory in the ordinary course of business consistent with past practice and expenditures consistent with the Company's current capital budget previously furnished to Parent.

     (f) No Dispositions. Except as disclosed in Item 6.01(f) of the Company Letter, other than sales of its products to customers and immaterial dispositions of personal property, in each case in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets.

     (g) Indebtedness. The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company, except for travel advances made in the ordinary course of business.

     (h) Advice of Changes; Filings. The Company shall confer on a regular basis with Parent with respect to operational matters and promptly advise Parent orally and in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     (i) Tax Matters. The Company shall not make any tax election that would have a material effect on the tax liability of the Company or any of its subsidiaries or settle or compromise any tax liability of the Company or any of its subsidiaries that would materially affect the tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries or settling any tax liability not described in the preceding sentence, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return or with respect to such settlement.

     (j) Capital Expenditures. Neither the Company nor any of its subsidiaries shall make or agree to make any new capital expenditure or expenditures other than expenditures consistent with the Company's current capital budget previously furnished to Parent.

     (k) Discharge of Liabilities. The Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) of claims, liabilities or obligations to the extent they are less than $50,000 and unrelated to the Company's stockholders or the transactions contemplated by this Agreement and the Stockholder Agreement, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

     (l) Benefit Plans. Except as disclosed in Item 6.01(l) of the Company Letter, neither the Company nor any of its subsidiaries shall enter into or accept, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Benefit Plan or employment or consulting agreement, other than as required by law.

     (m) Compensation. Neither the Company nor any of its subsidiaries shall increase the compensation payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, and increases for employees in the ordinary course of business consistent with past practice that, in any event, do not increase such employee's aggregate compensation by more than 5% over such employee's aggregate compensation in effect on the date hereof, or grant any severance or termination pay to, or enter into any employment or severance payment, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required to comply with applicable law or regulation.

     (n) Material Contracts. Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party or (ii) waive, release or assign any material rights or claims.

     (o) General. The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions otherwise prohibited by this Section 6.01.

     SECTION 6.02. No Solicitation. (a) The Company shall, and shall direct and use reasonable best efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with Section 6.02(c),
(x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement and the Stockholder Agreement.

     (b) Except as set forth in this Section 6.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement or (y) approve or recommend a Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that (i) the Board of Directors of the Company has received a Superior Proposal and (ii) the actions the Board of Directors of the Company intends to take with respect to such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock and Class B Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed.

     (c)  In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 6.02, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     (d) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required by applicable state or Federal securities laws or is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     SECTION 6.03. Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent) unless the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law.

     SECTION 6.04. Other Actions. Except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied (subject to the Company's right to take actions specifically permitted by Section 6.02).

     SECTION 6.05. Certain Waivers and Consents. The Company shall use its reasonable best efforts to obtain any and all waivers or consents necessary from the lenders listed on Item 6.05 of the Company Letter prior to the acceptance by Sub of any Shares tendered pursuant to the Offer.

     SECTION 6.06. Information Relating to Certain Benefit Plans. (a) As soon as practicable, but in no event later than October 28, 1997, the Company shall deliver to Parent each of the items listed in clauses (i) through (vi) of the second sentence of Section 4.10(b) hereof with respect to each Subsidiary Subject Benefit Plan, to the extent such information was not previously delivered to Parent in accordance with Section 4.10(b) hereof.

     (b) The Company represents and warrants that after September 28, 1997 and prior to the date hereof it delivered to the union pension fund office for each multiemployer plan to which the Company and its subsidiaries contribute a written request for a withdrawal liability calculation or for information that will allow the Company to make such a calculation. The Company shall deliver such information to Parent no later than one business day following the receipt by the Company.

     SECTION 6.07. Certain Deliveries. The Company shall deliver to Parent, not more than 20 days prior to, but not later than, Sub's acceptance for payment of any Shares pursuant to the Offer, a statement in accordance with Treas. Reg. Section Section 1.1445-2(c)(3) and 1.897-2(h), and neither Parent nor Sub shall have actual knowledge that such statement is false or received a notice that the statement is false pursuant to Treas. Reg. Section 1.1445-4. In addition, the Company shall deliver to Parent on the date Sub first accepts for payment any Shares pursuant to the Offer the notification to the Internal Revenue Service, in accordance with the requirements pursuant to Treas. Reg.
Section 1.897-(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company.


                                  ARTICLE VII

                             Additional Agreements

     SECTION 7.01. Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following (i) the expiration of the Offer or (ii) the exercise by Parent of the Merger Option, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors (but subject to the right of its Board of Directors to withdraw or modify its approval or recommendation of the Offer, the Merger
and this Agreement as set forth in Section 6.02(b)), recommend to its
stockholders that the Company Stockholder Approval be given.   Without limiting
the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.01(a) shall not be affected by
(i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

     (b) If the Company Stockholder Approval is required by law, the Company shall, at Parent's request, as soon as practicable following (i) the expiration of the Offer or (ii) the exercise by Parent of the Merger Option, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

     (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     SECTION 7.02. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable best efforts to be released) and subject to the terms of the Confidentiality Agreement (the "Confidentiality Agreement"), dated July 3, 1997, between the Company and Parent, the Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

     SECTION 7.03. Reasonable Best Efforts. Except as otherwise contemplated in this Agreement, each of the Company, Parent and Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger. Except as otherwise contemplated in this Agreement, each of the Company, Parent and Sub shall, and shall cause its subsidiaries to, use its reasonable best efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets. Without limiting the foregoing, Parent shall (i) contemporaneously with the purchase of Shares pursuant to the Offer, lend, contribute or otherwise transfer to the Company funds in an amount sufficient to enable the Company to repay its then outstanding indebtedness under the Amended and Restated Credit Agreement dated as of July 15, 1997 referred to in Item 4.05 of the Company Letter and (ii) use its reasonable best efforts to cause the Company to repay such indebtedness contemporaneously with such purchase and obtain the release of all guaranties and security interests granted in connection with such indebtedness.

     SECTION 7.04. Directors. Promptly upon Sub having acquired a majority of the combined voting power of the Shares and Class B Shares, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to, and to constitute a majority of the directors on, the Company's Board of Directors as provided above.

     SECTION 7.05.  Fees and Expenses.  (a)  Except as provided below in this
Section 7.05, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent (x) the amount of the Expenses (as hereinafter defined) and (y) $6,750,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

           (i) if Parent or Sub terminates this Agreement under Section 9.01(d), the Company shall pay the Expenses and the Termination Fee upon demand;

           (ii) if the Company terminates this Agreement under Section 9.01(e), the Company shall pay the Expenses and the Termination Fee concurrently therewith; and

           (iii) if, at the time of any other termination of this Agreement (other than by the Company pursuant to

     Section 9.01(f) or 9.01(g)), a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), the Company shall pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by Parent, upon demand; in addition, if within 18 months of such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal.

"Expenses" shall mean documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

     SECTION 7.06. Indemnification; Insurance. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees and agents (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     (b) For six years from the earlier of the date Sub first purchases Shares pursuant to the Offer or the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to pay a premium in any one year in an amount in excess of 150 percent of the last per annum amount of premiums paid by the Company prior to the date hereof; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) This Section 7.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 7.07. Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger, this Agreement or the Stockholder Agreements, without the prior written consent of Parent. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger; provided, however, that the foregoing shall not limit any rights of the Company under
Section 6.02(b).

     SECTION 7.08. Stock-Based Compensation. (a) Prior to the earlier of purchase of Shares pursuant to the Offer or the Effective Time, the Company shall terminate each stock option plan, stock appreciation right plan, limited stock appreciation right plan, restricted stock plan, employee stock purchase plan, or any other plan or arrangement providing for compensation wholly or partially in the form of Shares (excluding any plan which is intended to be qualified under section 401(a) of the Code) (collectively, the "Stock-Based Compensation Plans"), and shall grant no additional options or awards under such Stock-Based Compensation Plans.

     (b) Immediately upon the purchase of Shares pursuant to the Offer, or immediately prior to the Effective Time, if earlier, all outstanding options or awards under the Stock-Based Compensation Plans, whether vested or unvested, shall cease to be exercisable, shall be canceled by the Company, and shall thereafter represent only a right to receive, upon its surrender to the Company, a cash payment from the Company in an amount (if any) equal to the number of Shares subject to each such surrendered option or award multiplied by the difference (if positive) between the exercise price per Share (if any) covered by the option or award and the Offer Price.

     (c) All amounts payable pursuant to this Section shall be subject to any required withholding of taxes and shall be paid without interest.

     SECTION 7.09. Allocation of Shares Under Qualified Plans. The Company shall take such action as is necessary so that, prior to the earlier of the purchase of Shares pursuant to the Offer or the Effective Time, (i) no participant in a Pension Plan that is a defined contribution plan intended to be qualified under section 401(a) of the Code can have any additional amount allocated to the participant's account in the form of Shares or in the form of any other securities of the Company and (ii) to the extent any such plan provides for investment of participants' accounts in an investment fund which is invested primarily in Shares, no participant may direct that any portion of the participant's account be invested in such fund (other than the portion of such account invested in such fund immediately prior to the earlier of the purchase of Shares pursuant to the Offer or the Effective Time).

                                  ARTICLE VIII

                                   Conditions

     SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger (other than pursuant to the Merger Option) shall be subject to the satisfaction (or waiver by each party) prior to the Closing Date of the following conditions:

           (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

           (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

           (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.

     SECTION 8.02. Conditions to Each Party's Obligation To Effect the Merger Upon Exercise of the Merger Option. The respective obligation of each party to effect the Merger upon the exercise by Parent of the Merger Option shall be subject to the satisfaction (or waiver by each party, in the case of (a) or (b) below, or Parent, in the case of (c) below) prior to the Closing Date of the following conditions:

           (a) Company Stockholder Approval. If required by law, the Company Stockholder Approval shall have been obtained.

           (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

           (c) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects any material obligation and complied in all material respects with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement; and each of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date as if made on and as of the Closing Date and each of the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date.

           (d)  HSR Period.   Any waiting period under the HSR Act applicable
      to the Merger shall have expired or been terminated.



                                   ARTICLE IX

                           Termination and Amendment

     SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

           (a)  by mutual written consent of Parent and the Company;

           (b)  by either Parent or the Company:

                 (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to March 31, 1998 or, if the Merger Option has been exercised by Parent, the Merger has not been effected prior to June 30, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

                 (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or shares of Company Common Stock or Class B Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

           (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which
      (i) would give rise to the failure of a condition set forth in paragraph
      (e) or (f) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

           (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement;

           (e) by the Company in accordance with Section 6.02(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and simultaneously with such termination the Company pays to Parent the Expenses and the Termination Fee specified under
      Section 7.05(b)(ii);

           (f) by the Company, if Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable; or

           (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.01.

     SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentence of Section 1.02(c), Section 4.18, Section 5.06, Section 7.05, this Section 9.02 and
Article X; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

     SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of the Sub's designees pursuant to Section 7.04 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent and Sub's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or By-Laws.


     SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) subject to the provisions of Section 9.03, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of Section 9.03, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) subject to the provisions of Section 9.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE X

                                 Miscellaneous

     SECTION 10.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to the Company, to:

                   Graphic Industries, Inc.
                   2155 Monroe Drive, N.E.
                   Atlanta, Georgia  30324
                   Attention:  Chairman
                   Telecopy No.:  (404) 874-7589

                   and with a copy (which copy shall not constitute a notice) to:

                   Powell, Goldstein, Frazer & Murphy, LLP
                   191 Peachtree Street, NE
                   Atlanta, Georgia 30303
                   Attention:  G. William Speer
                   Telecopy No.:  (404) 572-5958


                   and

            (b)    if to the Parent or Sub, to:

                   Wallace Computer Services, Inc.
                   2275 Cabot Drive
                   Lisle, Illinois  60532
                   Attention:  President
                   Telecopy No.:  (630) 588-5111

                   and with a copy (which copy shall not constitute a notice) to:

                   Sidley & Austin
                   One First National Plaza
                   Chicago, Illinois 60603
                   Attention:  Frederick C. Lowinger and
                               Steve Sutherland
                   Telecopy No.:  (312) 853-7036


     SECTION 10.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) or fact or condition that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole.

     SECTION 10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 10.05. Entire Agreement; No Third Party Beneficiaries. This Agreement, the Stockholder Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including the Original Merger Agreement and the Original Stockholder Agreement), and except as provided in Section 7.06 are not intended to confer upon any person other than the parties hereto or thereto any rights or remedies hereunder or thereunder.

     SECTION 10.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without regard to any applicable conflicts of law.

     SECTION 10.07. Publicity. Except as otherwise required by law, court process or the rules of the New York Stock Exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party, which consent shall not be unreasonably withheld.

     SECTION 10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 10.09. Merger of the Company into Sub. If at any time prior to the Closing Date Parent notifies the Company that it desires for the Company to be merged with and into Sub (in lieu of Sub merging with and into the Company), the Company, Parent and Sub will promptly negotiate in good faith an amendment to and restatement of this Agreement which provides for such changes to this Agreement as are necessary or appropriate to effectuate such merger (and upon finalization thereof, the parties will promptly enter into such amendment and restatement).

     SECTION 10.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                     WALLACE COMPUTER SERVICES, INC.


                                     By: /s/ Robert J. Cronin
                                         --------------------
                                         Name:  Robert J. Cronin
                                         Title: President



                                     GREENWICH ACQUISITION CORP.


                                     By: /s/ Robert J. Cronin
                                         --------------------
                                         Name:  Robert J. Cronin
                                         Title: Chief Executive Officer



                                     GRAPHIC INDUSTRIES, INC.


                                     By: /s/ Mark C. Pope III
                                         --------------------
                                         Name:  Mark C. Pope III
                                         Title: Chairman

                                                                       EXHIBIT A
                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Shares and Class B Shares subject to the Option contained in the Stockholder Agreement (to the extent not then tendered in the Offer), would constitute a majority of the Shares and Class B Shares that in the aggregate are outstanding, determined on a fully diluted basis for all outstanding stock options, the Convertible Debentures, other securities convertible into Shares or Class B Shares and any other rights to acquire Shares or Class B Shares (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the expiration of the Offer (or, in the case of conditions related to regulatory matters, before the acceptance of such Shares for payment or the payment therefor), any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

           (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreement (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole.

           (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
      (v) of paragraph (a) above;

           (c) there shall have occurred any material adverse change with respect to the Company;

           (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

           (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

           (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

           (g) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger;

           (h) the Stockholder Agreement shall not be in full force and effect or the Stockholder (as defined therein) shall be in material breach thereof or have indicated his intention not to perform his obligations thereunder; and

           (i) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.